EXHIBIT 3


                           BINKS MANUFACTURING COMPANY
                            (a Delaware corporation)


                            CERTIFICATE OF AMENDMENT
                                 OF THE RESTATED
                          CERTIFICATE OF INCORPORATION



         BINKS MANUFACTURING COMPANY, a corporation organized and existing under the laws of the State of Delaware (the "Corporation"), pursuant to Section 242 of The General Corporation Law of the State of Delaware (the "Corporation Law"),

         DOES HEREBY CERTIFY:

         FIRST: That the Board of Directors of the Corporation, at a meeting duly held, adopted resolutions proposing and declaring advisable the following amendments to the Restated Certificate of Incorporation of the Corporation:

                  RESOLVED, that Article FIRST of the Certificate of Incorporation be amended to read in its entirety as follows:

                  FIRST:  The name of this Corporation is

                             BINKS SAMES CORPORATION

                  FURTHER RESOLVED, that the second paragraph of Article FOURTH of the Certificate of Incorporation be amended to read in its entirety as follows:

                  In addition to any other vote otherwise required by law or this restated certificate of incorporation, (a) the merger or consolidation of the Corporation with, or the sale, lease or exchange of all or substantially all of the property and assets of the Corporation to, any person, firm, corporation or other entity, or (b) the issuance or creation of any shares of stock of any class (other than the issuance of shares by means of a stock dividend payable solely to the holders of the then outstanding shares) having voting power in excess of 25% of the total number of shares of stock of all classes having voting power then outstanding, excluding treasury shares, or (c) the amendment or repeal of any provisions of this second paragraph of Article FOURTH, shall be authorized, approved or become effective only upon receiving the favorable vote of not less than 75% of the total number of shares of stock of all classes having voting power of the Corporation then outstanding, voting together as a single class, at the annual or a special meeting of stockholders held for the purpose of acting thereon. Except as hereinabove provided, shares of capital stock of the

         Corporation may be issued by the Corporation from time to time in such amounts and proportions and for such consideration as may be fixed and determined from time to time by the Board of Directors and as shall be permitted by law.

         SECOND: That the foregoing amendments to the Restated Certificate of Incorporation of the Corporation were duly approved and adopted by the Stockholders of the Corporation on April 29, 1997, in accordance with the provisions of Section 242 of the Corporation Law.

         IN WITNESS WHEREOF, the Corporation has caused this Certificate to be executed by Doran J. Unschuld, its President, and attested by Guy E. Snyder, its Secretary, the 9th day of May, 1997.


                                              BINKS MANUFACTURING COMPANY


                                             /s/ DORAN J. UNSCHULD
                                             -----------------------------------
                                             Doran J. Unschuld
                                             President



ATTEST:


/s/ GUY E. SNYDER
-----------------------------------
Guy E. Snyder
Secretary